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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statements of i-STAT Corporation on Form S-8/S-3 (File No. 33-48889), Form S-8 (File Nos. 33-67456, 33-76152 and 33-96114) and Form S-3 (File No. 33-92796) of our reports dated January 23, 1998, except for paragraph 1 of Note 15, for which the date is March 4, 1998, on our audits of the consolidated financial statements and financial statement schedule of i-STAT Corporation as of December 31, 1997 and 1996, and for the years ended December 31, 1997, 1996 and 1995, which reports are included in this Annual Report on Form 10-K. We also consent to the reference to our firm under the caption "Selected Consolidated Financial Data".

Princeton, New Jersey                                   Coopers & Lybrand L.L.P.
March 19, 1998